Ex 4.1

OCTEL CORP.

RULES

of the

OCTEL CORP. COMPANY SHARE OPTION PLAN

CONTENTS

1.	DEFINITIONS FOR THE PURPOSE OF PART A		1

2.	GRANT OF OPTIONS		5
	2.1.	Procedure for Grant of Options	5
	2.2.	Requirement to Issue Option Certificate	5
	2.3.	Right to Disclaim Option	5
	2.4.	Options may not be transferred	6

3.	CONDITIONS RELATING TO THE GRANT OF OPTIONS		6
	3.1.	Statutory Limit	6
	3.2.	Interpretation of Individual Limits	6
	3.3.	Calendar Year Limitation	6
	3.4.	Maximum Aggregate Number of Shares	7
	3.5.	United States Securities Act of 1933	7
	3.6.	Additional Conditions	7

4.	RIGHTS OF EXERCISE		7
	4.1.	Earliest Date of Exercise	7
	4.2.	Requirement to remain in Employment	8
	4.3.	Death of Option Holder	8
	4.4.	Right to Exercise Prematurely irrespective of Additional Conditions	8
	4.5.	Right to Exercise Prematurely if Additional Conditions Achieved	8
	4.6.	Extended Exercise Period	9
	4.7.	Transfer of Employment within Group	9
	4.8.	Transfer of Employment Overseas	9
	4.9.	Lapse of Options	10
	4.10.	Compliance with the United States Securities Law	10
	4.11.	Shares to be held for Investment Purposes	10
	4.12.	Shareholder Approval	11
	4.13.	Option Holder with Material Interest	11

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION		11
	5.1.	Take-over pursuant to Tender Offer	11
	5.2.	Take-over pursuant to Scheme of Arrangement	11
	5.3.	Scheme of Arrangement without Change of Control	12
	5.4.	Compulsory Acquisition of Shares	12
	5.5.	Voluntary Winding Up of the Company	12
	5.6.	Meaning of Obtaining Control	12
	5.7.	Rollover of Options	12
	5.8.	Meaning of “appropriate period”	12

6.	MANNER OF EXERCISE		13
	6.1.	Actions Required of the Option Holder	13
	6.2.	Actions Required of the Company	13
	6.3.	Partial Exercise	13
	6.4.	Liability to Taxation	13

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7.	ISSUE OF SHARES		13
	7.1.	Ranking of Shares	13
	7.2.	Admission to the New York Stock Exchange	14

8.	ADJUSTMENTS		14
	8.1.	General Power of Adjustment	14
	8.2.	Requirement of Capitalise Reserves	14
	8.3.	Notification of Option Holder	14

9.	ADMINISTRATION		15
	9.1.	Delivery of Notices or Documents	15
	9.2.	Copies of Shareholder Communications	15
	9.3.	Maintenance of Unissued Share Capital	15
	9.4.	Directors’ Power to Administer Plan	15
	9.5.	Directors’ Decisions are Final and Conclusive	15
	9.6.	Costs of Administering Plan	15

10.	ALTERATIONS		15
	10.1.	Power to alter Rules prior to Inland Revenue approval	15
	10.2.	Power to alter Rules following Inland Revenue approval	15
	10.3.	Alterations which affect Share Price and subsisting rights of Option Holders	16
	10.4.	Notification to Option Holders	16

11.	GENERAL		16
	11.1.	Termination of the Plan	16
	11.2.	No Compensation for loss of Option Rights	16
	11.3.	Governing Law	16

12.	DEFINITIONS FOR PURPOSES OF PART B		16
	12.1.	Part B not Approved by Inland Revenue	16
	12.2.	Terms of Part A apply except as amended	16

13.	GRANT OF UNAPPROVED OPTIONS		17
	13.1.	Specification of Unapproved Options	17
	13.2.	Modified Terms and Conditions	17
	13.3.	Additional Requirements	17

14.	CONDITIONS RELATING TO THE GRANT OF UNAPPROVED GRANTS		17
	14.1.	No Statutory Limit	18
	14.2.	Plan Approval Required	18

15.	EXERCISE OF UNAPPROVED OPTIONS		18
	15.1.	Extended Exercise Period	18
	15.2.	Shareholder Approval	18
	15.3.	Certain Adjustments Requiring Shareholder Approval	18

16.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION		18

17.	EMPLOYMENT AND SOCIAL TAXES		18

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PART A	APPROVED BY THE INLAND REVENUE UNDER THE INCOME TAX (EARNINGS AND PENSIONS) ACT 2003 ON [ ] UNDER REFERENCE [ ]

1.	DEFINITIONS FOR THE PURPOSE OF PART A

In this Plan, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in Rule 5.1, being a company within the meaning of Section 832 of the Act;

“Acquisition Price”	in relation to an Option, the total amount payable on any exercise being an amount equal to the relevant Share Price multiplied by the number of Shares in respect of which the Option is exercised;

“the Act”	the Income and Corporation Taxes Act 1988;

“Associated Company”	the meaning ascribed by Section 416 of the Act;

“the Auditors”	the auditors for the time being of the Company acting as experts and not as arbitrators;

“the Code”	the United States Federal Internal Revenue Code of 1986 (as amended);

“the Company”	save as provided in Rule 5.7, Octel Corp., a Delaware corporation;

“Control”	the meaning ascribed by Section 840 of the Act;

“Date of Grant”	the date on which the Directors resolve to grant an Option under the Plan pursuant to Rule 2;

“Dealing Day”	a day on which the New York Stock Exchange is open for business;

“the Directors”	the board of directors of the Company, or a duly authorised committee thereof;

“Eligible Employee”	any person who as of the Date of Grant:
(1) (a) is a director of a Participating Company required to work for not less than 25 hours a week (exclusive of meal breaks); or

(b) if not a director, is employed by a Participating Company on terms which require him to work for not less than 20 hours a week (exclusive of meal breaks); and

(2) is not ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA (material interest in a close company); and

(3)    does not own, within the meaning of Section 422(b)(6) of the Code, Shares possessing more than ten per cent of the total combined voting power of all classes of share of the Company (or its Parent or any of its subsidiaries);

“Grant Period”	a period of 20 days commencing on the Dealing Day following any of:

(1) a day on which the Plan is approved by the Inland Revenue; or

(2)    a day on which the Company makes an announcement of its results for any year, half year or other period or issues any prospectus, listing particulars or other document containing equivalent information relation to Shares; or

(3) a day on which the Directors resolve that exceptional circumstances have arisen which justify the grant of Options; or

(4) a day on which any announcement is made of modifications to be made to the Act or ITEPA or a day on which any such modifications come into force;

“Group”	the Company and its Subsidiaries;

“Holding Company”	in relation to the Acquiring Company, a company falling within the definition in Section 736 of the Companies Act 1985;

“Incentive Stock Option”	an option which qualifies for relief under Section 422 of the Code;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	any provision of the Plan which is necessary to meet the requirements of Schedule 4 to ITEPA;

“Listing”	the meaning ascribed in Article 4.4.1(b)(ii) of the Articles of Association of the Company;

“Market Value”	in relation to a Share on any day:

(1)    if and so long as the Shares are listed on the New York Stock Exchange, the reported closing price of Octel Corp. common stock on the New York Stock Exchange for that day, or the last Dealing Day prior to that day if that day is not a Dealing Day;

(2)    save as mentioned in (1) above, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue;

“Option”	a right to acquire Shares pursuant to the Plan;

“Option Certificate”	a certificate issued under Rule 2.2;

“Option Holder”	a person to whom an Option has been granted (or, as the context requires, his personal representatives);

“Parent”	any company which is a parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Participating Company”	the Company and any other company for the time being designated by the Directors as a Participating Company being a company which is both a Subsidiary of the Company and under the Control of the Company;

“the Plan”	the Octel Corp. Company Share Option Plan in its present form, or as from time to time altered in accordance with the Rules;

“Relevant Share Option Scheme”	any other share option scheme (except a Savings Related Share Option Scheme) established by the Company or any Associated Company;

“Rules”	the Rules of the Plan and “Rule” shall be construed accordingly;

“Savings Related Share Option Scheme”	a savings related share option scheme approved by the Inland Revenue;

“Securities Act”	the United States Securities Act of 1933 as amended;

“Share”	save as provided in Rule 5.7, a share in the Company satisfying paragraphs 15 to 20 inclusive of Schedule 4 to ITEPA;

“Share Price”	the price per Share, as determined by the Directors, at which an Eligible Employee may acquire Shares in respect of which an Option has been granted to him, being not less than:

(1)    the Market Value of a Share on the Date of Grant (or where in accordance with Rule 2.1, the Directors issue invitations to apply for Options the Dealing Day by reference to which the Market Value is calculated); or

(2) if greater and Shares are to be subscribed, the nominal value of a Share;

subject to any adjustment pursuant to Rule 8.1;

“Statutory Limit”	£30,000 or any other limit from time to time specified under paragraph 6 of Schedule 4 to ITEPA;

“Subsidiary”	any company which is both a subsidiary within the meaning ascribed by Section 736 of the Companies Act 1985 and a subsidiary corporation within the meaning of Section 424(f) of the Code;

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine the feminine (and vice versa).

2.	GRANT OF OPTIONS

2.1.	Procedure for Grant of Options

(a)	Within a Grant Period, the Directors may, at their absolute discretion, grant Options under the Plan to Eligible Employees.

(b)	The Directors may adopt such procedure as they think fit for granting Options, whether by invitation to Eligible Employees to apply for Options or by granting Options without issuing invitations, PROVIDED THAT any documentation used in such procedure is approved in advance by the Inland Revenue in accordance with Rule 10.2.

(c)	Where any Option is to be granted pursuant to an invitation and the Share Price is determined at the date of the invitation, the Option must be granted no later than the twenty-ninth day in the period commencing with the Dealing Day by reference to which the Share Price was calculated.

2.2. Requirement to Issue Option Certificate

The Company shall issue to each Option Holder an Option Certificate which shall be executed in such manner as shall take effect as a binding contractual obligation of the Company and which shall be in such a form as the Directors from time to time determine (subject to the approval of the Inland Revenue). The Option Certificate shall include details of:

(a)	the Date of Grant of the Option;

(b)	the term of the Option which shall not exceed ten years from the Date of Grant;

(c)	the Share Price;

(d)	the number of Shares subject to the Option;

(e)	any date or dates determined by the Directors in accordance with Rule 3.6 upon which the Option is first exercisable in whole and/or part and, where on any date only part is first exercisable, the number of Shares over which such partial exercise may be made; and

(f)	the performance targets or conditions to be satisfied as a condition of the exercise of the Option in accordance with Rule 3.6 and any other restrictions on the exercise of the Option.

The Option Certificate shall include a statement of the limitations provided in section 2.4 of this Plan.

2.3.	Right to Disclaim Option

Each Eligible Employee to whom an Option is granted may by notice in writing within 30 days of the Date of Grant disclaim in whole or in part his rights under the Option in which case the Option shall for all purposes be deemed never to have been granted.

2.4.	Options may not be transferred

Subject to the rights of an Option Holder’s personal representatives to exercise an Option as provided in Rule 4.3, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

3.	CONDITIONS RELATING TO THE GRANT OF OPTIONS

3.1.	Statutory Limit

Any Option granted to an Eligible Employee shall be limited and take effect so that immediately following such grant, the aggregate Market Value of all the Shares which he may acquire on the exercise of all options which he then holds and which are or may become capable of being exercised and which were granted under:

(a)	Part A of the Plan; and

(b)	any Relevant Share Option Scheme approved by the Inland Revenue under the Act.

shall not exceed the Statutory Limit.

3.2.	Interpretation of Individual Limits

(a)	For the purposes of Rule 3.1, the Market Value of an Option shall be taken as at its Date of Grant and in relation to options granted under any Relevant Share Option Scheme the Market Value of an option shall be taken as being the fair market value of the Shares subject to that option at its date of grant determined in accordance with the Rules of such other scheme.

(b)	For the purposes of determining the application of the Statutory Limit in Rule 3.1, the rate of exchange for US dollars into sterling shall be the noon fixed rate of the US dollars in the Wall Street Journal on the Date of Grant of the Option.

3.3.	Calendar Year Limitation

The aggregate Market Value (determined at the Date of Grant) of Shares with respect to which Incentive Stock Options become exercisable for the first time by an individual Option Holder in any calendar year shall not exceed $100,000.

3.4.	Maximum Aggregate Number of Shares

The present maximum aggregate number of Shares which may be issued under the Plan is 1,258,730 subject to any future increase in this limit which may be substituted at the discretion of the Directors upon approval by the shareholders of the Company, to the extent such approval is required by applicable law.

3.5.	United States Securities Act of 1933

The grant of any Option under the Plan to any person subject to United States securities laws shall be subject to fulfilling the requirements (including obtaining any required approval or consent) of the provision of the Securities Act or of any applicable regulation or enactment. The Options have not been, and will not be, registered under the Securities Act, or under any other securities laws in any other jurisdiction in the United States. Shares issued pursuant to the exercise of an Option will be registered on Form S-8. Until so registered, any transfer of such Shares may be restricted.

3.6.	Additional Conditions

The Directors when granting any Option may in their absolute discretion impose any conditions and limitations (additional to any conditions and limitations contained in any other of these Rules) upon the exercise of any Option provided that such additional conditions and limitations shall:

(i)	be objective, specified at the Date of Grant and set out in full, or details given with, the Option Certificate; and

(ii)	be such that the right to exercise any Option after the fulfilment or attainment of the conditions and limitations so specified shall not be dependent upon the further discretion of any person; and

(iii)	not be capable of amendment, variation or waiver unless an event occurs which causes the Directors to consider that a waived, varied or amended condition would be a fairer measure of performance and would be no more difficult to satisfy. When such conditions or limitations have been imposed and have ceased to be capable of being satisfied or being satisfied in full except as a result of an event to which Rules: 4.7, 4.8 or 5 apply that Option shall lapse in whole or in part as the case may be.

4.	RIGHTS OF EXERCISE

4.1.	Earliest Date of Exercise

Save as provided in Rules 4.3, 4.4, 4.5 and 5 an Option may not be exercised before whichever is the latest of:

(a)	Listing; and

(b)	the third anniversary of the Date of Grant; and

(c)	any date or dates which may have been specified in accordance with Rule 2.2 in the relevant Option Certificate; and

(d)	when any additional conditions and limitations imposed on the Option (and which have not be waived) in accordance with Rule 3.6 have been fulfilled;

but in any event may not be exercised later than the day preceding the tenth anniversary of the Date of Grant.

4.2.	Requirement to remain in Employment

Save as provided in Rules 4.3, 4.4, 4.5 and 5, an Option may only be exercised by an Option Holder while he is a director or employee of a Participating Company or an Associated Company of a Participating Company.

4.3.	Death of Option Holder

An Option may be exercised by the personal representatives of a deceased Option Holder during the period of one year following the date of death.

4.4.	Right to Exercise Prematurely irrespective of Additional Conditions

An Option may be exercised by an Option Holder within the period of one year following the date on which he ceases to hold any office or employment with a Participating Company or an Associated Company of a Participating Company on account of:

(a)	injury, ill-health or disability; or

(b)	redundancy (within the meaning of the Employment Rights Act 1996); or

(c)	the transfer of the undertaking or part-undertaking in which the Option Holder is employed to a person other than a Participating Company or an Associated Company of a Participating Company; or

(d)	the Company by which the Option Holder is employed ceasing to be under the Control of the Company.

4.5.	Right to Exercise Prematurely if Additional Conditions Achieved

If any additional conditions and limitations imposed on the Option (and which have not been waived) in accordance with Rule 3.6 have been fulfilled an Option may be exercised by an Option Holder within the period of one year following the date on which he ceases to hold any office or employment with a Participating Company or an Associated Company of a Participating Company on account of:

(a)	retirement at contractual retirement age including late retirement; or

(b)	early retirement by agreement with his employer; or

(c)	any other reason in the absolute discretion of the Directors.

4.6.	Extended Exercise Period

Where an Option Holder ceases employment on account of any of the reasons set out in Rules 4.4 or 4.5 prior to the date which is three years and six months after the relevant Date of Grant, or the date on which he last exercised an option under a Relevant Share Option Scheme (whichever is later), he may in addition (at the discretion of the Directors) exercise the Option at any time within whichever of the following periods is applicable:

(a)	in relation to Rule 4.4, the period which starts on the date his employment ceases and ends six months after the earliest date on which he could exercise the Option without incurring any liability to income tax in consequence thereof; or

(b)	in relation to Rule 4.5, the period which begins on the first date by reference to which it may be established (if relevant) that the condition specified in Rule 3.6 has been satisfied and ends six months after the earliest date on which he could exercise the Option without incurring any liability to income tax in consequence thereof;

but in no case may an Option be exercised more than 42 months after the date the Option Holder’s employment ceased.

4.7.	Transfer of Employment within Group

An Option Holder shall not be treated for the purposes of Rules 4.4, 4.5 and 4.8, as ceasing to hold an office or employment with a Participating Company until such time as he is no longer a director or employee of any Participating Company or an Associated Company of a Participating Company and an Option Holder (being a woman) who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section 79 of the Employment Rights Act 1996 before exercising an Option, shall be treated for those purposes as not having ceased to hold such an office or employment.

4.8.	Transfer of Employment Overseas

Subject to the satisfaction of any additional conditions and limitations imposed pursuant to Rule 3.6 if an Option Holder, whilst remaining a director or employee of a Participating Company or an Associated Company of a Participating Company, is transferred to work in another country and as a result of that transfer will either:

(a)	become subject to tax on his remuneration in the country to which he is transferred and the Directors are satisfied that as a result he will suffer a tax disadvantage upon exercising an Option; or

(b)	become subject to restrictions on his ability to exercise his Option or to hold or deal in the shares or the proceeds of the sale of the shares he may acquire on exercise of that Option by reason of or in consequence of the securities laws or exchange control laws of the country to which he is transferred;

the Option Holder may exercise that Option in the period commencing three months before and ending three months after the transfer takes place. If he chooses not to exercise his Option at that time, it will not thereby lapse.

4.9.	Lapse of Options

An Option shall lapse on the occurrence of the earliest of the following:

(a)	the tenth anniversary of the Date of Grant; or

(b)	the expiry of the period (if any) allowed for the satisfaction of any condition of exercise specified in the Option Certificate pursuant to Rule 3.3 without such condition having been satisfied or the date on which it becomes apparent that any such condition has become incapable of being satisfied; or

(c)	subject to Rule 5.7, the expiry of any of the applicable periods specified in Rules 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4 and 5.5, but where an Option Holder dies while time is running under Rules 4.5 or 4.6, the Option shall not lapse until the expiry of the period in Rule 4.3; or

(d)	the date on which an Option Holder ceases to be a director or employee of any Participating Company or any Associated Company of a Participating Company for any reason other than his death or those specified in Rules 4.5 and 4.6; or

(e)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; or

(f)	the date on which the Option Holder becomes bankrupt or does or attempts or omits to do anything as a result of which he is derived of the legal or beneficial ownership of the Option.

4.10.	Compliance with the United States Securities Law

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the United States Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of Counsel for the Company with respect to such compliance.

4.11.	Shares to be held for Investment Purposes

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of Counsel for the Company, such a representation is required in order to comply with any of the aforementioned relevant provisions of law.

4.12.	Shareholder Approval

If any amendment requiring the approval of the Company’s Shareholders is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Securities Exchange Act of 1934, such shareholder approval shall be:

(a)	solicited substantially in accordance with Section 14(a) of that act and the rules and regulations promulgated thereunder; or

(b)	solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of that act at the time such information is furnished.

4.13.	Option Holder with Material Interest

An Option may not be exercised by an Option Holder at any time when he is prohibited from such exercise by virtue of the provisions of paragraph 9 of Schedule 4 to the ITEPA (material interest in a close company).

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION

5.1.	Take-over pursuant to Tender Offer

If any person obtains Control of the Company as a result of making either a tender offer to acquire the whole of the Company’s issued share capital (other than any shares already owned by the Holding Company or any Subsidiary of the Holding Company) and which is made on a condition that if it is satisfied the offeror will have such Control, or a tender offer to acquire all the Shares in the Company which are of the same class as the Shares then an Option may be exercised within the period of six months of the date on which Control is so obtained and any condition subject to which the offer is made is satisfied (or until the expiry of the period mentioned in Rule 5.4, if earlier).

5.2.	Take-over pursuant to Scheme of Arrangement

If any person obtains Control of the Company in pursuance of a compromise or scheme of arrangement sanctioned by the Court under legislation which the Inland Revenue has agreed is equivalent to Section 425 of the Companies Act 1985 then an Option may be exercised during the period which starts on the date the Court sanctions such scheme of arrangement and ends six months later or, if earlier, on the day immediately preceding the date upon which the scheme shall become effective.

5.3.	Scheme of Arrangement without Change of Control

If, without any person obtaining Control of the Company, the Court sanctions a scheme of arrangement affecting the Shares under legislation which the Inland Revenue has agreed is equivalent to Section 425 of the Companies Act 1985 then an Option may be exercised during the period which starts on the date the Court sanctions such scheme of arrangement and ends six months later or, if earlier, on the day immediately preceding the date upon which the scheme shall become effective.

5.4.	Compulsory Acquisition of Shares

If any person becomes bound or entitled to acquire Shares in the Company under legislation which the Inland Revenue has agreed is equivalent to Sections 428 to 430 of the Companies Act 1985 then an Option may be exercised during any period such person remains so bound or entitled.

5.5.	Voluntary Winding Up of the Company

If a resolution is passed for the voluntary winding-up of the Company, an Option may be exercised during the period of six months starting on commencement of such winding-up provided that any issue of shares pursuant to such exercise is authorised by the liquidator or the Court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.

5.6.	Meaning of Obtaining Control

For the purpose of this Rule 5, a person shall be deemed to have obtained Control of the Company if he and other acting in concert with him have together obtained Control.

5.7.	Rollover of Options

Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rule 5.1 is a company an Option Holder may, by agreement with the Acquiring Company and within the appropriate period release his Option under the Plan (“the Old Option”) in consideration of the grant to him of a new (“the New Option”) which, within the meaning ascribed by paragraph 27(2) of Schedule 4 of ITEPA, is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company or some other company falling within sub-paragraph (b) or (c) of paragraph 16 of Schedule 4 to ITEPA. With effect from the date of release references in Rules 4, 5, 6, 7, 8, 9, 10 and 11 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or that other company as the case may be, but references to Participating Company shall continue to be construed as if references to the Company were references to Octel Corp.

5.8.	Meaning of “appropriate period”

For the purpose of Rule 5.7, the “appropriate period” is:

(a)	where Rule 5.1 and 5.4 apply, the periods mentioned in those Rules respectively; or

(b)	where Rule 5.2 applies, the period of six months beginning with the time when the Court sanctions the scheme of arrangement.

6.	MANNER OF EXERCISE

6.1.	Actions Required of the Option Holder

An Option may be exercised, in whole or in part, by the delivery to the secretary of the Company, or his duly appointed agent, of an Option Certificate covering not less than all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Option Holder together with a remittance of the Acquisition Price payable in respect of the Shares over which the Option is to be exercised.

6.2.	Actions Required of the Company

The relevant Shares shall be allotted or transferred (as the case may be) within 28 days following such delivery and, accordingly in cases where Shares are to be transferred, the Company shall use its best endeavours to ensure due transfer thereof. At the request of the Option Holder, the Shares may be allotted or transferred (as the case may be) to a nominee provided the Option Holder has beneficial ownership of the Shares at the time of such allotment and transfer.

6.3.	Partial Exercise

Where an Option is exercised in part the minimum number of Shares which may be exercised is 100 Shares and the Company shall issue a balancing Option Certificate to the Option Holder.

6.4.	Liability to Taxation

If a company within the Group is obliged in any jurisdiction to account for tax and national insurance contributions, for which an Option Holder is liable by virtue of the exercise of an Option and the company has not received from the Option Holder the necessary amount, then the company shall be entitled to discharge such liability by selling sufficient Shares in respect of which the Option has been validly exercised and allotting or procuring the transfer of the balance of the Shares to the Option Holder.

7.	ISSUE OF SHARES

7.1.	Ranking of Shares

All Shares issued pursuant to the exercise of Options under the Plan shall as to voting, dividend, transfer and other rights (including those arising on a liquidation) rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any dividend or other rights declared by reference to a record date preceding the date of such exercise.

7.2.	Admission to the New York Stock Exchange

If and so long as the Shares are listed on the New York Stock Exchange the Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Plan application shall be made to the New York Stock Exchange for permission to deal in those shares unless such application has already been made.

8.	ADJUSTMENTS

8.1.	General Power of Adjustment

The number of Shares over which an Option has been granted and the Share Price thereof may, subject to the prior approval of the Inland Revenue, be adjusted in such manner as the Directors shall determine following any capitalisation issue, sub-division, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital to the intent that (as nearly as may be possible without involving fractions of a Share or a Share Price calculated to more than two places of decimals) the Acquisition Price payable in respect of an Option shall remain unchanged PROVIDED that, save as provided in Rule 8.2, no adjustment made pursuant to this Rule 8.1 shall have the effect of reducing the Share Price below the par value of a Share.

8.2.	Requirement of Capitalise Reserves

Any adjustment made to the Share Price of unissued Shares which would have the effect of reducing the Share Price to less than the par value of the Share shall only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the par value of the Shares in respect of which the Option is exercisable exceeds the adjusted Share Price. The Directors may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

8.3.	Notification of Option Holder

The Directors may take such steps as they may consider necessary to notify Option Holders of any adjustments made under Rule 8.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

9.	ADMINISTRATION

9.1.	Delivery of Notices or Documents

Notice or documents required to be given to an Eligible Employee or to an Option Holder shall either be delivered to him by hand or sent to him by post at his last known home or business address according to the information provided by him. Notices sent by post shall be deemed to have been given on the day following the date of posting.

9.2.	Copies of Shareholder Communications

The Company may distribute to Option Holders copies of any notices or document sent by the Company to its shareholders generally.

9.3.	Maintenance of Unissued Share Capital

The Company shall at all times either keep available sufficient unissued Shares to satisfy the exercise of all Options which have neither lapsed nor been exercised (taking account of any other obligations of the Company to allot unissued Shares) or shall ensure that sufficient issued Shares will be available to satisfy the exercise of such Options.

9.4.	Directors’ Power to Administer Plan

The Directors may make such regulations for the administration of the Plan as they deem fit, provided that no regulation shall be valid to the extent it is inconsistent with the Rules.

9.5.	Directors’ Decisions are Final and Conclusive

The decision of the Directors in any dispute relating to an Option, or the due exercise thereof, or any other matter in respect of the Plan, shall be final and conclusive.

9.6.	Costs of Administering Plan

The costs of introducing and administering the Plan shall be borne by the Company.

10.	ALTERATIONS

10.1.	Power to alter Rules prior to Inland Revenue approval

The Directors may, prior to approval of Part A of the Plan by the Inland Revenue, alter the Rules of the Plan as may be necessary in order to obtain such approval.

10.2.	Power to alter Rules following Inland Revenue approval

Subject to Rule 10.3, after the date on which Part A of the Plan is approved by the Inland Revenue, the Directors may in their discretion alter the Rules provided that no such alteration to a Key Feature of Part A shall be effective until it has been approved by the Inland Revenue.

10.3.	Alterations which affect Share Price and subsisting rights of Option Holders

Subject to Rule 8.1, no adjustment may be made to the Share Price or the Acquisition Price and no alteration may be made which would abrogate or adversely affect the subsisting rights of Option Holders.

10.4.	Notification to Option Holders

Written notice of any amendment made in accordance with this Rule 10 shall be given to all Option Holders.

11.	GENERAL

11.1.	Termination of the Plan

The Plan shall terminate on the tenth anniversary of the earlier of the date on which it is approved by the Company’s shareholders in general meeting or the date on which the Plan is adopted, or at any earlier time by the passing of a resolution by the Directors. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

11.2.	No Compensation for loss of Option Rights

If an Option Holder shall cease for any reason to be in the employment of a Participating Company or an Associated Company of a Participating Company, he shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him for the loss of any right or benefit accrued or in prospect under the Plan.

11.3.	Governing Law

This Plan and all Options shall be governed by and construed in accordance with English Law.

PART B

12.	DEFINITIONS FOR PURPOSES OF PART B

12.1.	Part B not Approved by Inland Revenue

This Part B of the Rules of the Plan is not approved by the Inland Revenue under the provisions of the Act or ITEPA.

12.2.	Terms of Part A apply except as amended

The Rules as contained in Part A of the Plan shall apply to Options granted under this Part B unless amended in accordance with the provisions hereof.

For the purposes of Part B, “Eligible Employee” shall mean any person who as of the Date of Grant:

(1)	(a) is a director of a Participating Company required to work for not less than 25 hours a week (exclusive of meal breaks) and who would be considered an employee of the Participating Company for purposes of the Code; or

(b)	if not a director, is employed by a Participating Company on terms which require him to work for not less than 20 hours a week (exclusive of meal breaks); and

(2)	does not own, within the meaning of Section 422(b)(6) of the Code, Shares possessing more than ten per cent of the total combined voting power of all classes of share of the Company (or its Parent or any of its subsidiaries).

13.	GRANT OF UNAPPROVED OPTIONS

13.1.	Specification of Unapproved Options

The Directors shall specify when an Option is granted under this Part B of the Rules of the Plan and the relevant Option Certificate shall be written accordingly.

13.2.	Modified Terms and Conditions

The Directors may determine that any Option granted under this Part B of the Rules shall be subject to additional and/or modified terms and conditions relating to the grant and terms of exercise as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations or practice of any territory which may have application to the relevant Eligible Employee, Option Holder or Participating Company.

13.3.	Additional Requirements

In exercising their discretion under Rule 13.2, the Directors may:

(a)	require an Option Holder to make such declarations to take such other action (if any) as may be required for the purpose of any securities, taxes or other laws of any territory which may be applicable to him at the Date of Grant or on exercise; and

(b)	adopt any supplemental rules or procedures governing the grant or exercise of Options as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to an Eligible Employee or Option Holder.

14.	CONDITIONS RELATING TO THE GRANT OF UNAPPROVED GRANTS

14.1.	No Statutory Limit

Rule 3.1 of Part A shall not apply to this Part B of the Plan.

14.2.	Plan Approval Required

Part B of the Plan shall not take effect and no options or rights will be granted hereunder unless the Plan is approved by the shareholders of the Company within 12 months before or after the date the Plan is adopted.

15.	EXERCISE OF UNAPPROVED OPTIONS

15.1.	Extended Exercise Period

Rule 4.6 of Part A shall not apply to Part B of the Plan.

15.2.	Shareholder Approval

Rule 4.12 of Part A shall not apply to Part B of the Plan.

15.3.	Certain Adjustments Requiring Shareholder Approval

Any adjustment to (i) the maximum aggregate number of shares issuable under the Plan, (ii) the definition of Eligible Employees, (iii) the company granting options or (iv) the shares available under the Plan, shall require shareholder approval within 12 months before or after such adjustment is adopted.

16.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION

If an Option Holder exercises an Option the Directors may in lieu of allotting or procuring the transfer of Shares in accordance with Rule 6.2 of Part A pay to such Option Holder a cash sum equal to the amount by which the value of the Shares in respect of which the notice of exercise was given (calculated as the average of the middle market quotations on the New York Stock Exchange for the three Dealing Days prior to the date of exercise) exceeds the Acquisition Price of those Shares.

If payment is made pursuant to this Rule to an Option Holder, he shall have no further rights in respect of the Shares for which the notice of exercise was given. The Company may make any deductions in respect of such payment which it is required to make under the laws of any territory which laws are applicable to the Option Holder and/or his employing Participating Company.

No Option granted under Part B of the Plan will be paralleled with an Option granted under Part A of the Plan.

17.	EMPLOYMENT AND SOCIAL TAXES

The Option Holder shall indemnify the company (and, where relevant, any Participating Company) against any tax arising in respect of the exercise of the Option which is a liability of the Option Holder but for which such company is required to account under the laws of any relevant territory. Such company may recover the tax from the Option Holder in such manner as the Directors think fit including (but without prejudice to the generality of the foregoing):

(a)	withholding shares when the Option is exercised and selling the same;

(b)	deducting the necessary amount from the Option Holder’s remuneration; or

(c)	requiring the Option Holder to account directly to such company for such tax.